Exhibit 10.2
MANAGEMENT AGREEMENT
BY AND BETWEEN
EXTERRAN PARTNERS, L.P.,
AS THE MANAGER,
EXLP ABS 2009 LLC,
AS THE ISSUER, AND
EXLP ABS LEASING 2009 LLC,
AS THE LESSOR
OCTOBER 13, 2009
ALL RIGHT, TITLE AND INTEREST IN AND TO THIS AGREEMENT ON THE PART OF EACH OF EXLP ABS 2009 LLC AND EXLP ABS LEASING 2009 LLC HAS BEEN ASSIGNED TO AND IS SUBJECT TO A SECURITY INTEREST IN FAVOR OF WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE, UNDER AN INDENTURE, DATED AS OF OCTOBER 13, 2009, FOR THE BENEFIT OF THE PERSONS REFERRED TO THEREIN.

(i)

(ii)

(iii)

Page
20.13 Waiver of Immunity	37
20.14 Judgment Currency	37
20.15 Limitation on Payment	38
20.16 Rights of Series Enhancer	38
EXHIBITS AND SCHEDULES

Exhibit A	FORM OF ASSET BASE CERTIFICATE
Exhibit B	CREDIT AND COLLECTION POLICIES
Exhibit C	FORM OF MANAGER REPORT
Exhibit D	OVERHAUL POLICY
Schedule 5.7(a)	SUBLIMIT TO PERILS SCHEDULE
Schedule 19.14	COPY OF OMNIBUS AGREEMENT

(iv)

MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT, dated as of October 13, 2009 (as amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is entered into by and between EXLP ABS 2009 LLC, a limited liability company formed under the laws of the State of Delaware, whose principal office is at 16666 Northchase Drive, Houston, Texas 77060 (together with its successors and permitted assigns, the “Issuer”), EXLP ABS LEASING 2009 LLC, a limited liability company formed under the laws of the State of Delaware, whose principal office is at 16666 Northchase Drive, Houston, Texas 77060 (together with its successors and permitted assigns, the “Lessor”) and EXTERRAN PARTNERS, L.P., a limited partnership organized under the laws of the State of Delaware whose principal office is at 16666 Northchase Drive, Houston, Texas 77060 (together with its successors and permitted assigns, “EXLP”), as the initial Manager hereunder (in such capacity, together with any Replacement Manager appointed hereunder, including, upon the occurrence of the Management Replacement Date under and as defined in the Back-up Management Agreement, the Back-up Manager, the “Manager”).
RECITALS
     WHEREAS, the Lessor, a subsidiary of the Issuer, owns substantially all of the Owner Compressors and leases certain of such Owner Compressors to the Issuer;
     WHEREAS, the Issuer leases from the Lessor certain of the Owner Compressors and owns the remaining Owner Compressors;
     WHEREAS, the Manager is primarily in the business of providing contract compression services and occasionally leasing compressors;
     WHEREAS, the Issuer, the Lessor and the Manager desire to enter into this Agreement pursuant to which the Manager will operate, maintain and manage the Owner Compressors and provide contract compression services to Users pursuant to User Contracts on behalf of the Issuer and the Lessor;
     WHEREAS, the Lessor acknowledges that its revenues are expected to be derived solely from lease rentals received from the Issuer and the Issuer’s operating revenues, in turn, are expected to be derived primarily from the provision of contract compression services and occasionally the rental of the Owner Compressors to Users pursuant to User Contracts; and
     WHEREAS, the Lessor and the Issuer acknowledge that if there were no services (as described below) provided by the Manager, the ability of the Lessor and the Issuer to obtain revenue would be materially impaired;
     NOW, THEREFORE, in consideration of the premises and mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

1. DEFINITIONS
     Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Indenture, dated as of October 13, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), among the Issuer, the Lessor and Wells Fargo Bank, National Association, as indenture trustee (together with its successors and assigns, the “Indenture Trustee”), as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture, and the rules of usage set forth in such Appendix A shall apply to this Agreement.
2. APPOINTMENT OF THE MANAGER
     2.1 Appointment.  Upon the terms and conditions hereinafter provided, each of the Issuer and the Lessor hereby appoint EXLP as the initial Manager of the Owner Compressors.  The Manager shall be responsible, on behalf of the Issuer, for providing contract compression services utilizing the Owner Compressors, as well as operating, maintaining and managing all of the Owner Compressors. The Lessor consents to and joins in with the contract engaging the Manager for the purpose of assuring that the Owner Compressors are under management as provided herein. EXLP, as initial Manager, and each other Replacement Manager as may from time to time become Manager hereunder, hereby accepts such appointment and agrees to provide contract compression services and operate, maintain and manage all of the Owner Compressors in accordance with this Agreement.
     2.2 Standard of Performance.  In performing its obligations hereunder (including the Manager’s obligations (a) to identify Collections that are allocable to the Securitization Collateral and (b) to perform its obligations under the Intercreditor Agreement), the Manager shall use such efforts which are in accordance with the Services Standard.  The duties of the Manager will be limited to those expressly set forth in this Agreement and the Related Documents and the Manager will not have any fiduciary or other implied duties or obligations to the Issuer or any of its assignees.
     2.3 Conflicts of Interest.  Except as otherwise permitted, the Manager shall perform its duties and obligations under this Agreement on a fair and equitable basis. Without prejudice to the generality of the foregoing, the Manager will not discriminate between the Owner Compressors and the Other EXLP Compressors (or, in the case of any Manager other than EXLP or an EXLP Affiliate, Compressors or any other equipment of a type similar to the Owner Compressors that are owned, maintained, managed or for which contract compression services are provided by such Manager for its own account) on any basis which could reasonably be considered discriminatory or adverse.
     2.4 Similar Services.  It is expressly understood and agreed that nothing herein shall be construed to prevent, prohibit or restrict the Manager or any Affiliate of the Manager from providing the same or similar services as those provided under this Agreement to any other Person or from providing contract compression services or manufacturing, selling, owning, managing, maintaining, operating or otherwise dealing with Compressors on its or others’ behalf; provided that no such activity shall in any way reduce the obligations of the Manager hereunder to comply with the Services Standard.

     2.5 Use of Affiliates, Assignment of Rights and Obligations.  (a) Each of the Issuer and the Lessor hereby consents to and agrees that, in performing its duties hereunder, the Manager may further contract with, or delegate to, its Affiliates to provide any or all services to be provided by the Manager pursuant to this Agreement; provided that the Manager shall remain liable for all services to be provided and which any of its Affiliates have been contracted to perform; and provided, further, that the Manager shall be solely responsible for the payment of all fees and expenses (which shall be negotiated and determined at an arm’s-length basis) owing to all such Affiliates.
          (b) During the term of this Agreement, the Manager shall not, without the prior written consent of the Requisite Global Majority in each instance, (i) terminate its rights under the Omnibus Agreement, without replacing the Omnibus Agreement with a replacement agreement providing for similar management services with a counterparty capable of carrying out such management services (as determined by the Deal Agent in its reasonable discretion), or (ii) amend, modify or waive the terms of the Omnibus Agreement in a manner that could reasonably be expected to materially and adversely affect the ability of the Manager to perform its obligations under this Agreement or any other Related Document to which it is a party.
     2.6 Relationship between the Issuer, the Lessor and the Manager.  All of the functions, duties and services performed by the Manager under this Agreement shall be performed by the Manager as an independent contractor and not as an agent of the Issuer or the Lessor except to the limited extent expressly set forth in this Section 2.6.  The Manager does not have the authority to act as an agent of the Issuer or the Lessor and the Manager, in its capacity as such, does not, except as to the execution of User Contracts, have the authority to bind the Issuer or the Lessor or their assets.  The Manager is authorized to act as the agent of the Issuer (and, to the extent relevant to the particular situation, of the Lessor) with respect to administering, collecting, reporting and remitting sales, use and other taxes due from Users. Neither the Issuer nor the Lessor shall have any liability for the acts of the Manager.  The foregoing provision regarding liability shall not affect the ability of a state or other taxing authority to hold the Issuer (or, to the extent relevant to the particular situation, the Lessor) liable for sales, use or similar taxes that the Manager fails to collect from the Users, including related penalties and interest. Any fee or other compensation payable by the Issuer to the Manager is an ordinary and necessary business expense of the Issuer. No fee is anticipated to be paid by the Lessor to the Manager, it being understood that the compensation received by the Manager from the Issuer is the full compensation to which the Manager is to be entitled for all services to be rendered to both the Issuer and the Lessor pursuant to the terms of this Agreement.
     2.7 Back-up Manager.  If the Back-up Manager or any other Person shall become the Replacement Manager, then the Requisite Global Majority shall have the right to appoint another Eligible Back-up Manager as Back-up Manager.
3. MANAGEMENT TERM
     3.1 Duration of Management Term.  The Management Term shall commence as of the Closing Date and shall continue in force with respect to an Owner Compressor until the earliest to occur of:  (i) the occurrence of a Compressor Termination Event with respect to such Owner Compressor, (ii) the date on which the Indenture is discharged in accordance with its terms and all Outstanding Obligations (including all amounts owing to any Series Enhancer pursuant to any Enhancement Agreement) have been paid in full, and (iii) with respect to any Manager, the removal and replacement of the Manager in accordance with the provisions of Section 12 hereof.  Except as set forth in this Section 3 or Section 12 hereof, the rights and obligations of the Manager hereunder may not be terminated by, or on behalf of, the Issuer or the Lessor for any reason.
     3.2 Resignation by the Manager.  Neither EXLP nor any successor Manager may resign from its obligations and duties as the Manager hereunder, except upon a determination that the performance by EXLP or such successor Manager, as the case may be, of its duties under this Agreement is no longer permissible under Applicable Law, which determination shall be evidenced by an Opinion of Counsel, in form and substance reasonably satisfactory to the Requisite Global Majority, to such effect addressed and delivered to the Indenture Trustee (on behalf of the Noteholders, each Series Enhancer and the other Persons specified in the Indenture), the Issuer and each Series Enhancer. No such resignation will become effective until a Replacement Manager has assumed the obligations and duties of the Manager under this Agreement in accordance with the terms hereof.
     3.3 Termination with Respect to an Owner Compressor.  Notwithstanding the other provisions of this Section 3 to the contrary (but subject to the provisions of Section 12), the Management Term shall terminate with respect to any Owner Compressor which becomes an Obsolete Compressor, is subject to a Casualty Loss (other than a temporary requisition by any Governmental Authority for a period of not more than 180 days), or has been sold or foreclosed (any of the foregoing, a “Compressor Termination Event”) as of the date of such Compressor Termination Event; provided that as to any Owner Compressor subject to a Compressor Termination Event for which a Substitute Compressor has not been provided in accordance with Section 4.02 of the Contribution Agreement, the Manager shall continue to have the duty, to the extent any of the following amounts are actually received by the Manager, to deposit into the Trust Account all Casualty Proceeds or other amounts received with respect to such Obsolete Compressor or the Owner Compressor that was subject to such Casualty Loss, at such time as provided for herein or in the Indenture.  The Issuer and the Manager shall notify the other party and the Indenture Trustee promptly after it obtains knowledge of any Compressor Termination Event.
4. OWNERSHIP OF OWNER COMPRESSORS
     4.1 Retention of Title.  The Issuer  or the Lessor, as the case may be, shall at all times retain full legal and equitable title to the Owner Compressors, notwithstanding the management thereof by the Manager hereunder. The Manager shall not make reference to or otherwise deal with or treat the Owner Compressors in any manner except in conformity with this Section 4.1.
     4.2 Liens.  The Manager will promptly pay or discharge any and all sums claimed by any party which, if unpaid, might become a Lien, charge, security interest or other encumbrance upon or with respect to any Owner Compressor, including any accession thereto, or any part thereof or the interest of the Issuer therein other than Permitted Encumbrances (each a “Lien Claim”) and will promptly discharge any Lien Claim which arises; provided, however, that the Manager shall be under no obligation to pay or discharge any Lien Claim so long as it is contesting the validity thereof in good faith, in a reasonable manner and by appropriate legal proceedings, and the nonpayment thereof does not, in the commercially reasonable opinion of the Manager, adversely affect the title, property or rights of any Entitled Party thereto.  Without limiting the generality of this Section 4.2, the Manager shall be required to pay or discharge any Lien Claim (1) that results from an act or omission by the Manager with respect to which the Manager would not be entitled to indemnification pursuant to Section 16 hereof (“Manager Malfeasance”) or (2) if prior to such payment or discharge, the Manager receives from the Issuer the amount thereof (the “Owner Lien Claim Amount”).  If any Lien Claim shall have resulted from Manager Malfeasance and shall have been paid by the Issuer, whether directly or by payment of the Owner Lien Claim Amount to the Manager, then, in either case, the Manager shall promptly reimburse the Issuer, upon presentation of an invoice therefor.
5. DUTIES/RIGHTS OF THE MANAGER
     5.1 Duties of the Manager.  Subject to the terms and provisions hereof, the Manager shall provide the services specified in this Section 5 to, and on behalf of, the Issuer and the Lessor during the Management Term with respect to the Owner Compressors. The parties hereto acknowledge and agree that, if an Owner Compressor is then subject to a User Contract, the User under such User Contract may provide certain of the obligations set forth in Sections 5.6, 5.7, 5.8 and 5.9 hereof to the extent required or permitted under such User Contract.
     5.2 Marketing.
          (a) During the Management Term, the Manager shall provide contract compression services and market, service, maintain and operate all Owner Compressors consistent with the Services Standard.  In addition, for so long as EXLP or an EXLP Affiliate is the Manager, EXLP or such EXLP Affiliate as Manager shall keep the Owner Compressors under User Contracts subject to approximately the same (and not materially lower) utilization rates and contract rates and in the same manner as the Other EXLP Compressors.  In addition, the Manager shall, consistent with the Services Standard, negotiate the terms and conditions of all User Contracts; provided that the terms and conditions of such User Contracts must be consistent with those of User Contracts that utilize the Other EXLP Compressors viewed as a single group (or, if the Manager is not EXLP or an EXLP Affiliate, Compressors or equipment of a type similar to the Owner Compressors that are owned,  managed, maintained, operated or for which contract compression services are provided by such Manager (or by any subcontractor or delegate appointed by the Manager and permitted under Section 2.5(a)) for the Manager’s own account and third parties other than the Issuer and the Lessor) and, in any event, must comply with (i) then generally accepted industry standards, (ii) for so long as the Manager is EXLP or an EXLP Affiliate, the terms of the Contribution Agreement and (iii) the requirements of the Related Documents.
          (b) In performing its marketing duties pursuant to this Section 5.2, the Manager shall use its best efforts to comply with the applicable concentration limits set forth in Appendix A to the Indenture in the definitions of Excess 499 H/P Amount, Excess 999 H/P Amount and Excess Customer Concentration Amount.
     5.3 Contract and Administration Obligations.  The Manager shall, consistent with the Services Standard, cause to be performed when due, on behalf of the Issuer (and, if applicable, the Lessor), all of the Issuer’s (or, where applicable, the Lessor’s) performance obligations under the User Contracts and the other Related Documents to which the Issuer is a party; provided, however, that nothing contained herein shall be construed as creating credit recourse to the Manager for (i) the principal balance of, and accrued interest or Commitment Fees on, the Notes or other amounts owing by either the Issuer or the Lessor under the Related Documents or (ii) indemnification payments otherwise the obligation of the Issuer or the Lessor pursuant to the Related Documents (except to the extent that the Manager would otherwise be liable for such indemnification payment pursuant to the provisions of Section 16 hereof).
     5.4 Billing and Other Information.  During the Management Term, the Manager shall bill, on behalf of the Issuer (and, if applicable, the Lessor), for all contract payments and other sums due to the Issuer with respect to the User Contracts and shall also be responsible for the collection thereof.  Such bills may be prepared in summary format, but shall contain a detailed listing of each User Contract so contracted.
     5.5 Defaults by Users; Contract Amendments and Waiver.
          (a) In the event of any breach or default by a User under a User Contract, the Manager shall, consistent with the Services Standard, take appropriate remedial action, in the name of the Issuer (which action the Lessor hereby agrees shall also bind the Lessor), with respect to such defaulted User Contract including, without limitation, (i) the termination of such User Contract, (ii) the recovery of possession of any or all Owner Compressors subject thereto and (iii) the enforcement of any other rights or remedies of the Issuer under such User Contract, including, without limitation, the right to payment for any contract compression services or payment of other amounts owed by such User under such User Contract. In furtherance of the foregoing, the Manager shall, consistent with the Services Standard, (i) institute and prosecute such legal proceedings in the name of the Issuer or the Lessor as is permitted by Applicable Law in order to accomplish the foregoing, (ii) settle, compromise and/or terminate such proceedings or (iii) reinstate such User Contract; provided that the Manager shall not be required to take any such action if, in the exercise of its reasonable commercial judgment, the Manager would not take such action if such User Contract were with an EXLP Affiliate other than the Issuer or the Lessor (or, if the Manager is not EXLP or an EXLP Affiliate, Compressors or equipment of a type similar to the Compressors that are owned,  managed, maintained, operated or for which contract compression services are provided by such Manager (or by any subcontractor or delegate appointed by Manager and permitted under Section 2.5(a)) for Manager’s own account and third parties other than the Issuer and the Lessor).  All out-of-pocket expenses incurred by the Manager in performing its obligations pursuant to the provisions of this Section 5.5, after reduction of such amounts for enforcement costs actually received by the Manager pursuant to the terms of the related User Contracts, shall be a Reimbursable Expense.  The Issuer reserves the right to take, upon written notice to the Manager, in its sole discretion, any or all of the actions described in this Section 5.5 directly in its own name and on its own behalf.  In such an event the Manager, at the Issuer’s expense, shall cooperate with the Issuer (or its designee or assignee) and provide the Issuer (or its designee or assignee) with such assistance as the Issuer may reasonably request.
          (b) In performing its obligations hereunder, the Manager may, acting in the name of the Issuer or the Lessor and without the necessity of obtaining the prior consent of the Issuer, the Lessor or any other Entitled Party, grant consents or enter into and grant modifications, waivers and amendments to the terms of any User Contract except for consents, modifications, waivers or amendments that (x) are inconsistent with the Services Standard or (y) contravene (or permit the contravention of) any provision of the Indenture.
     5.6 Maintenance; Manager’s Expenses.
          (a) The Manager shall, consistent with the Services Standard, cause the Owner Compressors to be maintained in good operating order and condition. The standard for such maintenance shall be the highest of the following:  (i) any standard required or set forth for the Owner Compressors by Applicable Law, (ii) the Services Standard, (iii) with respect to the Owner Compressors utilized to provide contract compression services, any standard set forth in the related User Contract, and (iv) with respect to the Owner Compressors leased to a User, any standard set forth in the related User Contract.  All amounts expended by the Manager for maintenance (other than maintenance, modifications, repackagings and overhauls made in compliance with Section 5.6(b) hereof) of the Owner Compressors, after reduction of such amounts for maintenance payments actually received by the Manager pursuant to the terms of any related User Contract, shall be an expense of the Manager and not subject to reimbursement by the Issuer except as part of the Operations Fee.
(b) (i) The Manager shall conduct, or cause to be conducted, overhauls of the Owner Compressors at such intervals and in such detail as it conducts overhauls of the Other EXLP Compressors (or, if the Manager is not EXLP or an EXLP Affiliate, Compressors or equipment of a type similar to the Compressors that are owned,  managed, maintained, operated or for which contract compression services are provided by such Manager (or by any subcontractor or delegate appointed by Manager and permitted under Section 2.5(a)) for Manager’s own account and for the account of third parties other than the Issuer and the Lessor).
     (ii) Maintenance, modifying, repackaging and/or overhauls of the Owner Compressors that are capitalized in accordance with GAAP may be performed by the Manager or third parties as reasonably determined by the Manager. For such maintenance, modifying, repackaging and/or overhauls of the Owner Compressors, the Issuer will pay the Overhaul Fee.
     5.7 Insurance.
          (a) The Manager will cause to be carried and maintained, at its sole expense (unless insured in a manner consistent with this paragraph by Users), with respect to all Owner Compressors at all times during the Management Term thereof and for the geographic area in which any Owner Compressor is at any time located (i) physical damage insurance insuring against risks of physical loss or damage to the Owner Compressors (“Property Insurance”) with an aggregate annual loss limit of  not less than $20,000,000 per occurrence (except for certain perils which have sub-limits in the amounts set forth on Schedule 5.7(a) attached hereof), and (ii) liability insurance against liability for bodily injury, death and property damage resulting from the use and operation of the Owner Compressors (“Liability Insurance”) with an aggregate loss limit of not less than $20,000,000 per occurrence (except for certain perils which have sub-limits in the amounts set forth on Schedule 5.7(a) hereof) and in each case shall be on terms consistent with current practices; provided, however, that if by reason of a force majeure event or other event outside of the control of the Manager, one or more of the terms of such insurance as required hereby are not available in the commercial insurance markets on commercially reasonable terms, the Manager shall nevertheless be deemed to have complied with this Section 5.7 if the Manager obtains such insurance on commercially reasonable terms then available to the Manager with such premiums, deductibles and policy limits that are consistent with industry standards which are reasonably satisfactory to each Series Enhancer.  Property Insurance and Liability Insurance shall be subject to deductibles that are consistent with industry standards. The policies of insurance required under this Section 5.7(a) shall be valid and enforceable policies issued by insurers having an A.M. Best Company general policyholder rating of “A-” and a financial rating of “IX” or in each case better or otherwise acceptable to each Series Enhancer and shall provide coverage with respect to incidents occurring anywhere in the United States.
          (b) Such Property Insurance policy or policies will name the Issuer and the Indenture Trustee, individually and on behalf of the Entitled Parties, as the loss payees, as their respective interest may appear, with the Lessor for purposes of this sentence agreeing that any insurable interest it has in the Owner Compressors is subject to administration and management by the Issuer and the Indenture Trustee.  Such Liability Insurance policy or policies will name the Issuer, the Lessor and the Indenture Trustee, individually and on behalf of the Entitled Parties, as additional insureds (each an “Additional Insured”).  Each such policy shall provide that (i) the insurers waive any claim for premiums and any right of subrogation or setoff against the Additional Insureds, (ii) it may not be invalidated against any Additional Insured by reason of any violation of a condition or breach of warranty of the policies or the application therefor by the Manager or the Issuer, (iii) it may be canceled by the insurer only after no less than ten (10) days’ prior written notice from the Manager’s insurance broker to the Indenture Trustee and each Series Enhancer, and (iv) the insurer will give written notice to the Indenture Trustee and each Series Enhancer in the event of nonpayment of premium by the Manager when due.
          (c) On the Closing Date, and thereafter within five (5) days of the expiration date of any expiring policies required under this Section 5.7, the Manager shall furnish the Indenture Trustee and each Series Enhancer with certificates of the insurance or replacement insurance coverage required by this Section 5.7.
          (d) To the extent not sold or transferred pursuant to Section 645 of the Indenture, any deductibles or losses that are not covered by either the Property Insurance or Liability Insurance shall be paid by, and for the account of, the Manager.  The Manager agrees to promptly, but in any event within three (3) Business Days after receipt of proceeds of such loss, deposit such amounts into the Trust Account or the Purchase Account, as applicable, in accordance with Section 302(b) of the Indenture for distribution in accordance with Section 302 of the Indenture.
          (e) Any Casualty Loss, to the extent recovery is not received from a User, insurance coverage or other external source, shall be borne by the Manager, without reimbursement by the Issuer, to the extent such Casualty Loss is included in the Operations Fee Rate.
     5.8 Taxes.  The Manager shall assist each of the Issuer and the Lessor in causing to be paid when due, all local, state, federal and foreign Taxes, license fees, assessments, charges,

fines, interest and penalties owed by or assessed against the Issuer or the Lessor (all such Taxes, license fees, assessments, charges, fines, interest and penalties owed by or assessed against the Issuer or the Lessor being hereinafter collectively called “Impositions”).  The Manager will also pay, on behalf of the Issuer and/or the Lessor, as appropriate, (or, if the Manager is not EXLP or an EXLP Affiliate, such payments will be paid to the Manager as a Reimbursable Expense) all Impositions that might in any way affect the title of the Issuer or the Lessor, as the case may be, or result in a Lien upon any Owner Compressors or result in a Material Adverse Change, in each case, before the same shall become delinquent; provided, however, that the Manager shall not be required to pay any Imposition of any kind so long as (i) the Manager is contesting such Imposition in good faith and by appropriate legal proceedings, on behalf of the Issuer and/or the Lessor, as appropriate; and (ii) the nonpayment of such Imposition during such contest shall not, in the reasonable opinion of the Manager, adversely affect the title, property or rights of the Issuer or the Lessor. In the event any reports or returns with respect to Impositions are required to be filed, the Manager will prepare and file such reports or returns, or cause such reports or returns to be prepared and filed, in such manner as to show the interests of the Issuer or the Lessor, as the case may be, in the Owner Compressors, where required by the state or other taxing authority.
     5.9 Compliance with Law.  The Manager, at the expense of the Issuer, shall, consistent with the Services Standard, cause the Owner Compressors to comply, and each User Contract entered into or renewed after the date hereof shall require the User thereunder to comply, in all material respects with all requirements under the relevant insurance policies and with Applicable Law (subject to Section 604 of the Indenture), including to the extent applicable to the Manager and its undertakings hereunder, all laws, rules and regulations promulgated, imposed or monitored by OFAC, and Section 604 of the Indenture.   In the event that such Applicable Law requires any alteration of an Owner Compressor, or in the event that any equipment or appliance of an Owner Compressor shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on an Owner Compressor in order to materially comply with such Applicable Law, the Manager, at the expense of the Issuer paid in accordance with Section 5.6 as applicable, shall make such alteration, change, replacement or addition (a “Mandatory Alteration”); provided, however, that the Manager, in good faith, shall contest the validity or application of any such Applicable Law which it would have contested if the affected Owner Compressor had been an Other EXLP Compressor (or, if the Manager is not EXLP or an EXLP Affiliate, Compressors or equipment of a type similar to the Compressors that are owned,  managed, maintained, operated or for which contract compression services are provided by such Manager (or by any subcontractor or delegate appointed by the Manager and permitted under Section 2.5(a)) for the Manager’s own account and third parties other than the Issuer and the Lessor), in any reasonable manner which does not, in the opinion of the Manager, adversely affect the title, property or rights of the Issuer or the Lessor.
     5.10 Records and Information.  The Manager shall, consistent with the Services Standard, maintain separate, complete and accurate records relating to the Owner Compressors and all matters covered by this Agreement in the same form and to the same extent as the Manager customarily maintains records in respect of the Other EXLP Compressors (or, if the Manager is not EXLP or an EXLP Affiliate, Compressors or equipment of a type similar to the Compressors that are owned,  managed, maintained, operated or for which contract compression services are provided by the Manager (or by any subcontractor or delegate appointed by the

Manager and permitted under Section 2.5(a)) for the Manager’s own account and third parties other than the Issuer and the Lessor).  The Manager shall promptly, upon request of  the Issuer or any Series Enhancer, deliver to the Issuer, such Series Enhancer or any designee of any of the foregoing such records. Upon request, the Manager shall promptly supply the Issuer with all information necessary for the Issuer to prepare all reports required of the Issuer under the Related Documents.
     5.11 User Contract.  The Manager shall store at its offices at 16666 Northchase Drive, Houston, Texas 77060, or at the offices of any of its Affiliates, an electronic copy of all manually executed User Contracts and related Contract Files and shall destroy in accordance with its standard practice the originally executed counterparts of each User Contract. The Manager will maintain the electronic copy of all manually executed User Contracts in a secure data storage facility, with restrictions on authority for signatures, document modification and access codes. The Manager shall provide the Issuer, the Indenture Trustee and the Noteholders thirty (30) days prior written notice of a change in the location of the Manager’s offices, which shall include the relocation address.  The Manager shall electronically mark (or include in a conspicuous manner on the User Contract) in a conspicuous manner each User Contract acquired by, or entered into by, the Issuer (or by the Manager on the Issuer’s behalf) after the Closing Date to indicate that such User Contract has been pledged or may be pledged to one or more financial institutions or their representative and that a sale or other disposition of such User Contract may violate rights of such pledgee.
     5.12 Other Services.  The Manager shall be responsible for the provision of such other services incidental to the foregoing as may from time to time be required under the User Contracts and other Related Documents or may be reasonably necessary in connection with the Domestic Contract Compression Business of the Issuer.
     5.13 Mutual Maintenance and Servicing.  So long as the Manager is EXLP or an EXLP Affiliate, the Manager, the Issuer and the Lessor agree that in order for the Manager to provide mutually beneficial maintenance and servicing of the Owner Compressors in the same manner as it maintains and provides for the Other EXLP Compressors, the Manager is permitted to use parts, engines, inventory or supplies from (x) Other EXLP Compressors to service and maintain the Owner Compressors and the Other EXLP Compressors, and (y) Owner Compressors to service and maintain the Owner Compressors and the Other EXLP Compressors, in all instances in accordance with Sections 2.2 and 2.3 hereof and in the normal and customary business practices of the Manager; provided however, in the event any Owner Compressor is utilized for parts in accordance with the foregoing mutual maintenance and servicing provisions, such Owner Compressor, to the extent not repaired, replaced or rebuilt within 90 days after the date on which such parts or engines were utilized, will become an Ineligible Compressor. The Manager will have the option to replace such Ineligible Compressor with another Compressor of equal or greater value (based on and subject to the criteria set forth in Section 4.02 of the Contribution Agreement) as the Ineligible Compressor within 90 days after the date on which such parts or engines were utilized.  To the extent the Compressor added in replacement of any such Ineligible Compressor exceeds the value of such Ineligible Compressor, an appropriate adjustment to approximate such excess value shall be made for the benefit of the Manager to the Operations Fee or the Overhaul Fee.  The Issuer and the Manager acknowledge and agree that each party derives independent and mutual benefit from this maintenance and servicing arrangement set forth in this Section 5.13.

     5.14 Purchase Account.  Subject to the conditions, covenants and agreements set forth in Section 313 of the Indenture, the Manager, the Issuer and the Lessor agree that the Manager shall (a) remit, or shall cause to be remitted, any and all Compressor Reinvestment Sales Proceeds to the Purchase Account, (b) use, or shall cause the use of, all or any portion of the Compressor Reinvestment Sales Proceeds on deposit in the Purchase Account to purchase Additional Compressors, and (c) direct, or shall cause the direction of, the Indenture Trustee to liquidate as necessary any and all Eligible Investments credited to the Purchase Account and to transfer from the Purchase Account to the Trust Account, (i) in accordance with, and at the times required by, Section 313(c) of the Indenture, any unused portion of such Compressor Reinvestment Sales Proceeds and (ii) in accordance with, and at the times required by, Section 313(d) of the Indenture, all funds in the Purchase Account.
     5.15 Consent and Agreement by Lessor. The Lessor hereby consents to (i) the execution, enforcement, and amendment of, and other actions under, all such User Contracts by the Manager and by the Issuer as provided herein and (ii) the taking of all actions by the Manager under and pursuant to the provisions of this Article 5. The Lessor agrees that any other undertakings by the Manager under and pursuant to this Article 5, to the extent that they bind or affect any Owner Compressor, shall bind and limit the interest of the Lessor therein. The provisions of this Section 5.15 evidence a fully effective consent and agreement and do not require the performance by the Lessor of any further act to be fully effective and binding.
6. AUTHORITY AND CONSENTS.
     6.1 The Issuer and the Lessor.  The Issuer and the Lessor confer on the Manager all such authorities and grant all such consents as may be necessary for the Manager’s performance of its duties under this Agreement and for the performance of Manager’s duties under this Agreement by any subcontractors or delegates permitted under Section 2.5(a), and will, at the request of the Manager, confirm any such authorities and consents to any third parties, execute such other documents and do such other things as the Manager may reasonably request for the purpose of giving full effect to this Agreement and enabling the Manager to carry out its duties hereunder.
     6.2 Manager Default.  After the occurrence and during the continuance of a Manager Default, the Manager irrevocably, and by way of security to the Issuer and the Lessor for the obligations of the Manager herein, appoints the Issuer or the Issuer’s designee (which shall be the Indenture Trustee so long as any Outstanding Obligations remain unpaid) to be its attorney-in-fact with full power of substitution on behalf of the Manager and in its name or otherwise to execute any documents contemplated by this Agreement and any Related Document, and to give any notice and to do any act or thing which the Manager is obliged to execute or do under this Agreement and any Related Document.  The Manager hereby confirms and agrees to ratify and confirm whatever any such attorney shall do or propose to do in the exercise or purported exercise of all or any of the powers, authorities and discretion referred to in this paragraph.

7. ACCOUNTS AND PAYMENTS
     7.1 Lockbox Accounts.
          (a) On or prior to the Closing Date, the Lockbox Accounts shall have been established and shall be under the exclusive control of the Intercreditor Collateral Agent, and the Manager shall, or shall cause, all Collections related to its Domestic Contract Compression Business to be deposited in one of the Lockbox Accounts, in each case, in accordance with the terms of the Intercreditor Agreement. So long as the Manager is EXLP or an EXLP Affiliate, the Manager shall comply with its obligations and duties under the Intercreditor Agreement. Immediately after the completion of the daily allocation of funds in the Lockbox Accounts, all Collections allocable to the Securitization Collateral will be transferred to the Trust Account. Upon the occurrence of an Event of Default or a Manager Default, the disbursement of the Collections in the Lockbox Accounts shall be made in accordance with the terms of the Intercreditor Agreement.
          (b) During the continuation of a Trigger Event, the Manager shall, on a weekly basis, provide to the Issuer, each Series Enhancer and the Indenture Trustee a copy of each daily cash reconciliation prepared during the preceding week.  At any time during the continuation of a Trigger Event, each of the Issuer, each Series Enhancer and the Indenture Trustee and their respective accountants and attorneys shall be entitled, at the expense of the Manager, to visit the Manager’s office and conduct a review of all backup documentation supporting the daily cash allocation report.
          (c) Upon an Event of Default or a Manager Default and the continuation of such event, as the case may be, the Back-up Manager and the Requisite Global Majority (or their designees), are each hereby authorized and empowered, as the Issuer’s and the Lessor’s attorney-in-fact, to endorse any User Contract compression payments deposited in a Lockbox Account or presented for deposit in any Lockbox Account requiring the endorsement of the Issuer or the Lessor, which authorization is coupled with an interest.
     7.2 Deposits to the Lockbox Account.  If the Manager shall receive any Collections with respect to any User Contract directly, the Manager shall deposit such funds into the Lockbox Account within three (3) Business Days of the receipt thereof. The obligation of the Manager to make such deposit shall constitute a full recourse obligation of the Manager (for which the Manager shall not be entitled to receive indemnification from the Issuer or the Lessor).
     7.3 Withdrawal from Trust Account.  The Manager shall be entitled to submit a written request (which may be given by e-mail) for withdrawals to the Indenture Trustee to distribute to the Manager from the Trust Account on a Business Day other than a Payment Date funds in an amount equal to the sum of (i) an estimate (based on actual accrued amounts as of the date of such request) of the Operations Fee and S&A Fee expected to be paid on the immediately succeeding Payment Date, (ii) an estimate of the Overhaul Fee (based on actual accrued amounts as of the date of such request) expected to be paid on the immediately succeeding Payment Date; and (iii) an estimate of the Incentive Management Fee expected to be paid on the immediately succeeding Payment Date; provided, however, that notwithstanding any right of the Manager pursuant hereto or pursuant to the Management Agreement to request such interim distributions with respect to the Operations Fee, S&A Fee, Overhaul Fee, and Incentive Management Fee,

such interim distributions shall be made on not more than one occasion in each calendar month and only so long as (i) no Event of Default or Manager Default shall have occurred and be continuing, (ii) the Manager Termination Date shall not have occurred unless the Indenture Trustee (acting at the direction of the Requisite Global Majority) shall have consented to such interim distribution(s), and (iii) no Asset Base Deficiency is then existing or would result from such payments; provided further, that if a Trigger Event shall occur following any such interim distributions but prior to or on the next succeeding Payment Date, the Manager shall immediately remit to the Trust Account all such interim distributions.
          In addition, the Manager shall be entitled to request on not more than one occasion in each calendar month withdrawals from the Trust Account on a Business Day other than a Payment Date in an amount equal to, so long as all Scheduled Principal Payment Amounts and Supplemental Principal Payment Amounts for all Series of Notes then Outstanding were paid in full on the immediately preceding Payment Date, all Ineligible Collections then on deposit in the Trust Account and Estimated Excess Cash Flow due for the immediately succeeding Payment Date; provided, however, that all of the following conditions precedent must be satisfied on each such interim distribution date: (i) no Prospective Trigger Event or Trigger Event shall have occurred and then be continuing, (ii) the Manager Termination Date shall not have occurred unless the Indenture Trustee (acting at the direction of the Requisite Global Majority) shall have consented to such interim distribution(s), (iii) no Asset Base Deficiency is then existing or would result from such payments, and (iv) after giving effect to such proposed withdrawal and any withdrawal that has been or will be made pursuant to the immediately preceding paragraph, the remaining Available Distribution Amount for the immediately succeeding Payment Date then on deposit in the Trust Account shall be not less than one hundred fifty percent (150%) of the remaining amounts to be distributed under clauses (1)-(19) of Section 302(d) of the Indenture on the immediately succeeding Payment Date, as reduced by any amounts distributed during the related Collection Period pursuant to Section 302(c) of the Indenture; provided further, that if a Trigger Event shall occur following any such interim distributions but prior to or on the next succeeding Payment Date, the Manager shall immediately remit to the Trust Account (i) all such interim distributions and (ii) all payments of, and reimbursement for, Impositions paid or received by the Manager since the immediately preceding Payment Date.
          The Indenture Trustee is under no obligation to verify that the requirements of Section 302(c) of the Indenture have been met before funding such withdrawal to the Manager.
     7.4 No Set-Off, Counterclaim, etc.  The Manager’s obligations under this Agreement and the other Related Documents to make deposits to the Lockbox Account shall be absolute and unconditional and all payments thereof shall be made free and clear of and without any deduction for or on account of any set-off (except to the extent expressly set forth herein) or counterclaim or any circumstance, recoupment, defense or other right which the Manager may have against the Issuer or any other Person for any reason whatsoever (whether in connection with the transactions contemplated hereby or any other transactions), including, without limitation, (i) any defect in title, condition, design or fitness for use of, or any damage to or loss or destruction of, any Compressor, (ii) any insolvency, bankruptcy, moratorium, reorganization or similar proceeding by or against the Manager or any other Person, or (iii) any other circumstance, happening or event whatsoever, whether or not unforeseen or similar to any of the foregoing.

     7.5 Manner of Payment.  All payments required to be made by the Manager hereunder shall be made in US Dollars by wire transfer of immediately available funds prior to 3:00 p.m., New York time, on the date of payment.
8. MANAGER ADVANCES
     8.1 Manager Advances.
          (a) On each Determination Date, the Manager may (in its sole discretion) advance funds (each, a “Manager Advance”) and remit to the Trust Account, in such manner as will ensure immediately available funds will be on account thereof by 11:00 a.m. New York time on the Business Day prior to the Payment Date, an amount equal to all or any portion of contract payments (other than uncollectible amounts) (i) due on User Contracts during the preceding Collection Period for which the related Users have not remitted such payment on or prior to such Determination Date and (ii) for which the Manager in good faith and in its commercially reasonable judgment expects to collect promptly. Except for the first three (3) Payment Dates following the Closing Date and following any subsequent date on which the commitment under the 2009 ABS facility is increased, the aggregate amount of all such Manager Advances outstanding (i.e., not yet reimbursed under Section 8.1(b) below) at any point in time may not exceed an amount equal to the product of (x) ten percent (10%) and (y) the Aggregate Note Principal Balance on the immediately preceding Payment Date (after giving effect to payments made on such date).  The Manager will not make a Manager Advance with respect to (i) any defaulted User Contract or (ii) any User Contract if the Manager, in its reasonable good faith judgment, believes that such Manager Advance would not be recoverable from a corresponding remittance from the User on the related User Contract.
          (b) The Manager shall be reimbursed for Manager Advances on each Payment Date pursuant to Section 302(d) or 302(e), as applicable, of the Indenture.
9. COVENANTS OF THE MANAGER
     9.1 Preparation and Delivery of Reports.  The Manager shall deliver to each Series Enhancer and the Indenture Trustee, or as otherwise specified in any of the clauses below:
     (a) Financial Statements. (i) So long as EXLP (or an EXLP Affiliate) is the Manager, the Manager shall deliver (or shall cause EXLP to deliver) to the Indenture Trustee a copy of (x) unaudited quarterly consolidated income statements and balance sheets for the Manager and its consolidated Subsidiaries within sixty (60) days of the end of each fiscal quarter and (y) annual consolidated financial statements of the Manager, audited by its regular Independent Accountants, within one hundred twenty (120) days of the end of each fiscal year. All financial statements shall be prepared in accordance with GAAP; provided, however, that the Manager shall be deemed to have furnished the information required by this Section 9.1(a) if EXLP shall have timely made the same available on “EDGAR” and/or on its home page on the worldwide web (at the date of this Agreement located at http://www.exterran.com); provided, further, however, that if any Series Enhancer or the Indenture Trustee is unable to access EDGAR or EXLP’s home page on the worldwide web or is unable to access such information from such sources, the Manager agrees to provide such Series Enhancer or the Indenture

Trustee, as the case may be, with paper copies of the information required to be furnished pursuant to this Section 9.1(a) promptly following notice from such Series Enhancer or the Indenture Trustee, as the case may be. Information required to be delivered pursuant to this Section 9.1(a) shall be deemed to have been delivered on the date on which the Manager provides notice to each Series Enhancer and the Indenture Trustee that such information has been posted on “EDGAR” or EXLP’s website or another website identified in such notice and accessible by each Series Enhancer or the Indenture Trustee without charge (and the Manager hereby agrees to provide such notice). In the event that EXLP is no longer required to file quarterly or annual reports with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act, the Manager agrees to provide each Series Enhancer and the Indenture Trustee with paper copies of the information required to be furnished pursuant to this Section 9.1(a) when and as if EXLP was required to file such quarterly and annual reports with the SEC or any successor agency pursuant to Section 13 or 15(d) of the Exchange Act, and
     (ii) if the Manager is not EXLP or an EXLP Affiliate, (1) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Manager, the audited consolidated statements of income, stockholders’ equity and cash flows of the Manager and its consolidated subsidiaries for such fiscal year, and the related consolidated balance sheet of the Manager and its consolidated subsidiaries as at the end of the fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of Independent Accountants, which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Manager and its consolidated subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP, except for such changes in such principles with which the Independent Accountants shall have concurred and such opinion shall not contain a “going concern” or like qualification or exception, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Manager Default and (2) as soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Manager, consolidated statements of income, stockholders’ equity and cash flows of the Manager and its consolidated subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period, and setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year, accompanied by the certificate of a Responsible Officer, which certificate shall state that said financial statements fairly present the consolidated financial condition and result of operations of the Manager and its consolidated subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments);
          (b) Monthly Asset Base Certificate.  By not later than each Determination Date, an Asset Base Certificate, substantially in the form of Exhibit “A” attached hereto, calculated as of the last day of the immediately preceding Collection Period;

          (c) SEC and Other Reports.  Promptly upon their becoming available, one copy of each report (if any), definitive proxy statement, registration statement (upon it becoming effective) and definitive prospectus filed by EXLP with or delivered to any securities exchange, the Securities and Exchange Commission (or any successor agency or any other Governmental Authority), which such delivery and/or availability may be accomplished in the manner provided by Section 9.1 hereof for the delivery of annual and quarterly reports (excluding any time periods required for the delivery of such reports);
          (d) Requested Information.  After a request of the Deal Agent, any Series Enhancer or the Indenture Trustee, with reasonable promptness, any data, information and reports regarding the Owner Compressors that is reasonably available;
          (e) Updated Policies.  Within sixty (60) days of the Manager’s fiscal year end and only to the extent such policies have been materially changed or updated, (i) one (1) copy of its current Credit and Collection Policy, which on the date hereof is substantially in the form attached hereto as Exhibit “B” and (ii) two (2) copies of its current Overhaul Policy, a currently effective copy of which is attached hereto as
Exhibit “D”;
          (f) Manager Report.  On each Determination Date, a Manager Report, substantially in the form of Exhibit “C” hereto, calculated for the immediately preceding Collection Period, a copy of which shall also be delivered to the Indenture Trustee, the Deal Agent, each Series Enhancer and each Interest Rate Hedge Provider;
          (g) Manager Report on Hedging Calculations.  On each Determination Date, a monthly report reflecting the hedging policy calculations as of the end of the preceding calendar month based on all transactions outstanding as of the end of such month under Interest Rate Swap Agreements then in effect, including transactions entered into on such date which are scheduled to commence on a future date;
          (h) Monthly Tape.  On each Determination Date, the Manager shall deliver the Monthly Tape to the Indenture Trustee, the Deal Agent and, on request, to each Series Enhancer;
          (i) Insurance Renewals.  Within five (5) days of the then current expiry date of the Property Insurance and Liability Insurance, evidence of renewals of such policies;
          (j) Material Adverse Change.  With reasonable promptness, notice of any Material Adverse Change;
          (k) Notice of Inaccuracy in Manager Report.  Within five (5) Business Days of the date on which any Responsible Officer of the Manager shall have actual knowledge or shall have received, or been deemed to have received, from any Person, notice that the Manager Report delivered by the Manager is inaccurate in any material respect, notice of such inaccuracy indicating the inaccuracy;
          (l) Notice of Default.  Notice of any Prospective Trigger Event or Trigger Event, a copy of which shall also be delivered to the Intercreditor Collateral Agent; and

          (m) Financial Projections.  At least annually, and within ten (10) Business Days of delivery (or deemed delivery, as the case may be) of the audited financial statements under Section 9.1(a) hereof or, if earlier, concurrently with delivery thereof to any other lenders or creditors, projected financial information prepared by EXLP in its ordinary course of business and delivered by EXLP to its lenders in accordance with the terms of the Senior Secured Credit Agreement or to any of its other lenders or creditors, including revisions of previously delivered information.  Such projections shall include balance sheets, income statements and cash flows by business segment.
     9.2 Maintenance of Offices.  The Manager shall maintain, at its office complex located at 16666 Northchase Drive, Houston, Texas 77060, such books and records (including computer records) with respect to the Owner Compressors in the same manner as it maintains for the Other EXLP Compressors, including a computer database which includes the Owner Compressors (containing sufficient information to generate a listing of all such Owner Compressors and the reports required to be delivered pursuant to this Agreement and the Related Documents), the User Contracts relating thereto, the Users and their locations, and the Appraised Value and Depreciated Value of each Owner Compressor.  The Manager shall notify the Issuer, each Series Enhancer and the Indenture Trustee of any change in the location of the Manager’s office complex or its books and records.
     9.3 Inspection.
          (a) Each of (i) the Requisite Global Majority (acting as one group) and their agents, (ii) if the Manager is not EXLP or an EXLP Affiliate and the Issuer has not been furnished with a copy of the report generated by the Requisite Global Majority (or its agents) with respect to its rights hereunder, the Issuer (and its agents), and (iii) each Series Enhancer, shall have the right to inspect the Owner Compressors, the receivables aging system and all books, records, reports, User Contracts, insurance policies, and other documents relating to the Owner Compressors, all in the format which the Manager uses for the Other EXLP Compressors (or, if the Manager is not EXLP or an EXLP Affiliate, Compressors or equipment of a type similar to the Compressors that are owned,  managed, maintained, operated or for which contract compression services are provided by the Manager (or by any subcontractor or delegate appointed by the Manager and permitted under Section 2.5(a)) for the Manager’s own account and third parties other than the Issuer and the Lessor).  Such inspections shall be conducted upon reasonable request and notice to the Manager and shall (a) be conducted during normal business hours, (b) be subject to the Manager’s customary security procedures and the execution of reasonable and customary confidentiality agreements and (c) not unreasonably disrupt the Manager’s business.  For purposes of any such inspection, the Manager shall grant the Requisite Global Majority, the Issuer and their agents (as applicable) access to the Manager’s computer systems (including the receivables aging system) and data relating solely to the Owner Compressors contained therein (and with respect to the EXLP Compressors to the extent necessary to evaluate compliance with the Related Documents).
          (b) Each of (i) the Requisite Global Majority (acting as one group) and their agents and (ii) if the Manager is not EXLP or an EXLP Affiliate and the Issuer has not been furnished with a copy of the report generated by the Requisite Global Majority (or its agents) with respect to its rights hereunder, the Issuer (and its agents) shall have the right to (x) one such inspection per calendar year (and an additional inspection by any Series Enhancer in connection with any refinancing involving such Series Enhancer), at the reasonable cost and expense (including reasonable legal and accounting fees incurred by the Issuer, the Requisite Global Majority or, in connection with any refinancing involving any Series Enhancer, the applicable Series Enhancer) of the Manager and (x) one additional inspection at the cost and expense of the Requisite Global Majority or the Issuer (as the case may be), unless a Trigger Event shall have occurred and be continuing, in which case, the Requisite Global Majority and, if applicable, the Issuer (and their respective agents) shall have the right to conduct such inspections any number of times and each time the costs and expenses shall be borne by the Manager.
     9.4 Ownership of Owner Compressors.  The Manager agrees to promptly indicate to all parties with a valid interest inquiring as to the true ownership of the Owner Compressors that the Issuer or the Lessor, as the case may be, is the owner of the Owner Compressors and the Manager will not claim any ownership interest in the Owner Compressors.
     9.5 Separate Bank Accounts.  The Manager will maintain separate bank accounts and books of account from those of the Issuer and of the Lessor. The Manager shall not conduct business in the name of the Issuer or the Lessor except when acting as an agent and identifying itself as such.
     9.6 Compliance with Organizational Documents; Applicable Law.  The Manager agrees to comply with all of its company, organizational and managerial procedures required by its formation documents and Applicable Law.
     9.7 Substantive Consolidation.  The Manager will be operated so that neither the Issuer nor the Lessor will be “substantively consolidated” with the Manager or any of its Affiliates.  In connection therewith, the Manager makes herein by this reference each of the representations and warranties made by it to Baker Botts LLP in support of its opinions issued and delivered in connection with the issuance of the Notes, as if specifically made herein and agrees to comply with each of the factual assumptions contained in such opinions.
     9.8 Credit Policy.  The Manager will not make any material modifications to the terms of its Credit and Collection Policy to the detriment of any Noteholder without the prior written consent of each Noteholder so affected.  The Credit and Collection Policy of the Manager and the Manager’s compliance therewith shall be consistent with the reasonable and prudent policies and business practices of managers of similar types of equipment in the Manager’s industry.
     9.9 Appraisals. No later than March 31, 2010 and every twelve (12) months thereafter, the Manager shall assist the Issuer in providing the Appraisals required pursuant to Section 650 of the Indenture.
     9.10 Lockbox Account.  Until the termination of the Intercreditor Agreement in accordance with their terms, the Manager shall maintain, and shall cause the applicable Intercreditor Collateral Agent to maintain, the relevant Lockbox Account and shall not terminate such Lockbox Account, or close such Lockbox Account, without the prior written consent in each instance of the Indenture Trustee and the Requisite Global Majority.  The Manager shall not establish any new account that will receive payments or Collections in respect of the User Contracts, the Securitization Collateral or any funds attributable to its Domestic Contract

Compression Business without the prior written consent in each instance of the Indenture Trustee and the Requisite Global Majority.  EXLP and its Affiliates may establish separate accounts for other funds not attributable to the Domestic Contract Compression Business, including but not limited to funds attributable to the fabrication, service, after-service market and international compression business. The Manager shall instruct and cause each User to remit all contract payments and other payments arising under each User Contract and all payments attributable to the Domestic Contract Compression Business of EXLP to the Lockbox Account as set forth in the Intercreditor Agreement.  The obligations of EXLP and any EXLP Affiliate under this Section 9.10 shall survive the resignation or removal of EXLP or any EXLP Affiliate as Manager and the termination of this Agreement until the termination of the Intercreditor Agreement in accordance with Section 21 thereof.
10. WARRANTY
     10.1 ISSUER.  NEITHER THE ISSUER NOR THE LESSOR MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE OWNER COMPRESSORS, THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.
     10.2 MANAGER.  THE MANAGER WARRANTS THAT IT WILL CARRY OUT ITS SERVICES WITH REASONABLE CARE AND SKILL. THIS EXPRESS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED.  UNDER NO CIRCUMSTANCES SHALL THE MANAGER HAVE ANY LIABILITY TO THE ISSUER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES.
11. COMPENSATION AND REIMBURSEMENT OF THE MANAGER
     11.1 Compensation of the Manager.  As compensation to the Manager for the performance of its services hereunder, the Issuer shall pay to the Manager an S&A Fee, an Operations Fee, an Overhaul Fee, an Incentive Management Fee and a payment for Reimbursable Expenses.  Subject to the terms and conditions of the Indenture, each of the S&A Fee (including any Excess S&A Expenses), the Operations Fee (including any Excess Operations Expenses), the Overhaul Fee, the Incentive Management Fee and the payment of Reimbursable Expenses shall be payable to the Manager from the Trust Account, to the extent monies are available for the payment thereof, in accordance with Sections 302(c), (d) and (e) of the Indenture, as follows:
          (a) on each Payment Date, an amount equal to the S&A Fee (including any Excess S&A Expenses), the Overhaul Fee, the Operations Fee (including any Excess Operations Expenses) and the Incentive Management Fee, in each case for the calendar month preceding the month in which such Payment Date occurs; and
          (b) on each Payment Date, the amount of Reimbursable Expenses submitted by the Manager to the Issuer on or prior to the last day of the calendar month immediately preceding the month in which such Payment Date occurs.

     11.2 S&A Fee.
          (a) The selling and administrative fee payable to EXLP as initial Manager for each Collection Period (or any portion thereof) shall be the EXLP S&A Fee. The S&A Fee for any Manager other than EXLP or any EXLP Affiliate shall be the amount calculated in accordance with the definition thereof, subject to the adjustments and limitations contained therein and herein.
          (b) So long as no Trigger Event shall have occurred and then be continuing, the S&A Fee Rate may be recomputed by the Manager or any Replacement Manager and automatically adjusted each year on the last day of the quarter following the Manager’s fiscal year end, to reflect the actual selling and administrative costs incurred by the Manager in managing the EXLP Compressors during the most recently completed fiscal year. Any such adjustment shall be accompanied by a certification by the Manager that any increase in the S&A Fee Rate reflects increases in selling and administrative costs which are also being incurred in respect of the Other EXLP Compressors. The reasonableness of the amount of such cost increase will, at the request of any Entitled Party, be verified by a third party consultant selected by the Requisite Global Majority and reasonably satisfactory to the Manager.  Increases in the S&A Fee in excess of the levels permitted in the definition of the S&A Fee shall be payable at a subordinated level in accordance with Sections 302(d) and (e) of the Indenture.  In addition to the adjustment set forth above, the S&A Fee Rate may be adjusted with the prior consent of the Manager, the Issuer, and the Requisite Global Majority to reflect material non-recurring costs incurred in any fiscal year.
          (c) The S&A Fee, as adjusted from time to time under Section 11.2(b), is intended to include all direct selling and administrative costs and expenses relating to the performance of the Manager’s services, duties and obligations under this Agreement but shall not include (x) Reimbursable Expenses, (y) the costs and expenses of the Manager in connection with its indemnification obligations owing to any MA Indemnified Party, or (z) that portion of such direct selling and administrative costs and expenses that would exceed the Owner Compressor SG&A Limit.
     11.3 Operations Fee.
          (a) The fee for operations payable to EXLP as initial Manager shall be the Operations Fee.
          (b) So long as EXLP or one of its Affiliates is the Manager, the Operations Fee Rate shall automatically adjust, on the next Determination Date after the filing by EXLP of its quarterly report, to reflect the “gross margin percentage”, as set forth in the most recent consolidated financial statements of EXLP delivered pursuant to Section 9.1(a) hereof.  Increases in the Operations Fee in excess of the levels permitted in the definition of Operations Fee shall be payable at a subordinated level in accordance with Sections 302(d) and (e) of the Indenture.  In addition to the adjustment set forth above, the Operations Fee Rate may be adjusted with the prior consent of the Manager, the Issuer, and the Requisite Global Majority to reflect material non-recurring costs incurred in any year.

          (c) The Operations Fee, as adjusted from time to time, is intended to include all direct operating costs and expenses relating to the performance of the Manager’s services, duties and obligations under this Agreement but shall not include (x) Reimbursable Expenses, (y) the costs and expenses of the Manager in connection with its reimbursement, payment or indemnification obligations owing to any MA Indemnified Party, and (z) that portion of such direct operating costs and expenses that exceeds the Cost of Sales Limit.
     11.4 Incentive Management Fee.  In addition to the Operations Fee and the S&A Fee, the Manager (whether the Manager is EXLP, any EXLP Affiliate or a Replacement Manager) shall be entitled to receive on each Payment Date an additional fee in an amount equal to the Incentive Management Fee.
     11.5 Reimbursable Expenses.  To the extent not included in another fee category, the Manager shall be separately compensated on each Payment Date during the term of this Agreement, in accordance with the priorities established therefor in Sections 302(d) and (e) of the Indenture, for Reimbursable Expenses actually paid by the Manager (or paid on its behalf), during the immediately preceding month. In addition to such Reimbursable Expenses, the Manager shall be entitled to be reimbursed for Manager Advances in accordance with the provisions of Section 8 hereof.
12. MANAGER DEFAULT
     12.1 Events or Conditions.  Any of the following events or conditions shall constitute a Manager Default:
          (a) The Manager shall fail to (i) deposit (or cause the deposit) to the Trust Account any deposit required pursuant to Section 7.1 hereof or any interim distributions or other amounts required to be returned to the Trust Account pursuant to Section 7.3 hereof, (ii) deliver any or all of the Monthly Tape, the Manager Report or the monthly Asset Base Certificate on the dates specified in Section 9.1 hereof or (iii) deposit to the Purchase Account or perform or observe the covenants contained in Section 5.14 hereof, and in each case, such failure shall continue for three (3) Business Days after the date when due;
          (b) The Manager shall fail to pay the Back-up Manager Fee when due;
          (c) (i) with respect to EXLP or any EXLP Affiliate as the Manager, the Manager shall fail to perform or observe in any material respect any other covenant, condition, or agreement to be performed or observed by it hereunder or under any Related Document (other than (x) those identified in any other clause of this Section 12.1 and (y) any such covenant, condition, or agreement that contains a specified numerical threshold or basket, in which case such covenant, condition or agreement shall be strictly performed or observed); or (ii) with respect to any Manager other than EXLP or any EXLP Affiliate, the Manager shall fail to perform or observe any other covenant, condition, or agreement to be performed or observed by it under any Related Document (other than those identified in any other clause of this Section 12.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) receipt by the Manager of written notice thereof from the Issuer or the Indenture Trustee (at the direction of the Requisite Global Majority) and (ii) the date on which any

Responsible Officer of the Manager responsible for the management of  the Owner Compressors shall have actual knowledge of such failure;
          (d) Any representation or warranty made by the Manager in any of the Related Documents, or in any certificate delivered pursuant thereto, shall prove to be untrue in any material respect, and such misrepresentation or untrue warranty, if capable of cure, shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from the Issuer, the Indenture Trustee (acting at the direction of the Requisite Global Majority) or any Series Enhancer and (y) the date on which any Responsible Officer of the Manager shall have actual knowledge of such failure;
          (e) The inaccuracies specified in the notice specified in Section 9.1(k) remain unremedied or uncured, by the Manager’s failure to provide an accurate Manager Report, for a period of fifteen (15) days after the date such notice is required to be delivered;
          (f) The Manager shall fail to deliver the notice specified in Section 9.1(k) within the time frame prescribed therein;
          (g) The entry of a decree or order for relief by a court having jurisdiction in respect of the Manager in any involuntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, or sequestrator (or other similar official) for the Manager or for any substantial part of its properties, or ordering the winding up or liquidation of its affairs and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;
          (h) The commencement by the Manager of a voluntary case under any applicable Insolvency Law, or other similar law now or hereafter in effect, or the consent by the Manager to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or other similar official) of the Manager or any substantial part of its properties, or the making by the Manager of any general assignment for the benefit of creditors, or the inability or failure by the Manager to pay its debts generally when due, or the taking of any action by the Manager in furtherance of any such action;
          (i) The occurrence of either of the following:
          (A) EXLP shall fail to pay any principal of, premium or interest on or any other amount payable in respect of (x) any Debt that is outstanding under the Senior Secured Credit Agreement or any replacement thereof or (y) if the Senior Secured Credit Agreement has been terminated and not replaced, any Debt in a principal or notional amount of at least $50,000,000 (either individually or in the aggregate), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such applicable agreement governing such Debt and provided further that such payment default shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed ten (10) Business Days or (ii) waivers, amendments or forbearances which in the aggregate exceed ten (10) Business Days; or any other event (i.e., not involving a payment default) shall occur or condition shall exist under such applicable agreement governing such Debt and shall continue after the applicable grace period, if any, specified in any applicable agreement governing such Debt and provided further that any such event or condition shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed thirty (30) days or (ii) waivers, amendments or forbearances which in the aggregate exceed thirty (30) days, if the effect of such event or condition is to accelerate, or to permit the acceleration of (regardless of whether such amounts are actually accelerated), the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to become due and payable prior to the stated maturity thereof; or
          (B) EXLP shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt in a principal or notional amount of at least $50,000,000 (either individually or in the aggregate), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such applicable agreement governing such Debt and provided further that such payment default shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed ten (10) Business Days or (ii) waivers, amendments or forbearances which in the aggregate exceed ten (10) Business Days; or any other event (i.e., not involving a payment default) shall occur or condition shall exist under such applicable agreement governing such Debt and shall continue after the applicable grace period, if any, specified in any applicable agreement governing such Debt and provided further that any such event or condition shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed thirty (30) days or (ii) waivers, amendments or forbearances which in the aggregate exceed thirty (30) days, if the effect of such event or condition is to accelerate, or to permit the acceleration of (regardless of whether such amounts are actually accelerated), the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to become due and payable prior to the stated maturity thereof;
          (j) The occurrence of either of the following:
          (A) Exterran shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness in a principal or notional amount of at least $75,000,000 (either individually or in the aggregate), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such applicable agreement governing such Indebtedness and provided further that such payment default shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed ten (10) Business Days or (ii) waivers, amendments or forbearances which in the aggregate exceed ten (10) Business Days; or any other event (i.e., not involving a payment default) shall occur or condition shall exist under such applicable agreement governing such Indebtedness and shall continue after the applicable grace period, if any, specified in any applicable agreement governing such Indebtedness and provided further that any such event or condition shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed thirty (30) days or (ii) waivers, amendments or forbearances which in the aggregate exceed thirty (30) days, if the effect of such event or condition is to accelerate, or to permit the acceleration of (regardless of whether such amounts are actually accelerated), the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to become due and payable prior to the stated maturity thereof; or

          (B) Exterran shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness in a principal or notional amount of at least $75,000,000 (either individually or in the aggregate), in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such applicable agreement governing such Indebtedness and provided further that such payment default shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed ten (10) Business Days or (ii) waivers, amendments or forbearances which in the aggregate exceed ten (10) Business Days; or any other event (i.e., not involving a payment default) shall occur or condition shall exist under such applicable agreement governing such Indebtedness and shall continue after the applicable grace period, if any, specified in any applicable agreement governing such Indebtedness and provided further that any such event or condition shall be determined without giving effect to any (i) extensions of applicable grace periods which in the aggregate exceed thirty (30) days or (ii) waivers, amendments or forbearances which in the aggregate exceed thirty (30) days, if the effect of such event or condition is to accelerate, or to permit the acceleration of (regardless of whether such amounts are actually accelerated), the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Debt to become due and payable prior to the stated maturity thereof;
          (k) (A) Exterran General Partner, L.P. ceases to be the sole general partner of EXLP, (B) Exterran ceases to own, directly or indirectly, a majority of the legal and beneficial ownership and majority voting control of Exterran General Partner, L.P., or (C) any Person or “group”, within the meaning of Section 13(d) of the Exchange Act, not an Exterran Affiliate shall become the “beneficial owner”, as defined in Rule 13(d)3 under the Exchange Act, of shares representing more than 50% of the aggregate voting power represented by the capital stock of Exterran;
          (l) For any calendar month the Average Contract Rate for the Other EXLP Compressors exceeds the Average Contract Rate for the Owner Compressors by ten percentage points (10%) or more;
          (m) For any calendar month the Monthly Utilization Rate for the Other EXLP Compressors exceeds the Monthly Utilization Rate for the Owner Compressors by fifteen percentage points (15%) or more;
          (n) As of any Determination Date, the Run-time Credit Ratio exceeds five percent (5%);
          (o) For so long as EXLP or any EXLP Affiliate is the Manager, the Manager shall fail to observe or perform any of the covenants, agreements or obligations set forth in Section 5.7 hereof (relating to the maintenance of insurance) and such failure shall continue unremedied for a period of fifteen (15) days after the earlier to occur of (x) receipt by the Manager of written notice thereof from any of the Entitled Parties and (y) the date on which any Responsible Officer of the Manager shall have actual knowledge of such failure;

          (p) For so long as EXLP or any EXLP Affiliate is the Manager, the Owner Compressors become subject to any Lien except for Permitted Encumbrances and the Manager fails to remove such Lien within ten (10) days;
          (q) For so long as EXLP or any EXLP Affiliate is the Manager, (i) EXLP or such EXLP Affiliate shall fail to observe or perform any of its covenants or agreements set forth in Section 7(a)(i) of the Intercreditor Agreement and, if EXLP or such EXLP Affiliate is diligently attempting to determine the proper allocation of the applicable unallocated amounts, such failure shall not be cured within three (3) Business Days, or (ii) EXLP or such EXLP Affiliate shall be required to make any deposit into the Lockbox Account pursuant to Section 7(b)(ii) of the Intercreditor Agreement and shall fail to make such deposit into such account on or prior to the date on which such deposit is required to be made pursuant to such Section; or
          (r) The Manager shall fail to deliver to the Indenture Trustee and the Deal Agent, within 60 days following the Closing Date, a fully-executed counterpart of the Back-up Management Agreement.
     12.2 Unpaid Outstanding Obligations.  If a Manager Default or an EXLP Group Event shall have occurred and be continuing and the Outstanding Obligations have not been paid in full, then, the Indenture Trustee (acting at the written direction of the Requisite Global Majority) shall have the right (and shall exercise such right as and when directed to do so by the Requisite Global Majority), in addition to any other rights or remedies that the Issuer or any of its respective assignees may have under any Applicable Law or in equity to:  (i) terminate this Agreement, (ii) appoint the Back-up Manager or another Replacement Manager selected by the Requisite Global Majority to manage the Owner Compressors, and/or (iii) exercise any other remedies available under this Agreement, the Indenture and the other Related Documents.  In addition, EXLP hereby agrees that if (a) a Manager Default shall have occurred and be continuing, a Manager Termination Notice shall have been delivered to EXLP and the Outstanding Obligations have not been paid in full, (b) an EXLP Group Event shall have occurred and be continuing and the Outstanding Obligations have not been paid in full, or (c) an Event of Default shall have occurred and be continuing, then the Requisite Global Majority (or the Indenture Trustee, the Manager or the Back-up Manager, as the case may be, at the direction of the Requisite Global Majority) shall have the right to notify the Users and any other Account Debtors of the Issuer and the Lessor, including, without limitation, any Person obligated to make payments pursuant to any User Contract, parties to the Contracts of the Issuer and the Lessor and obligors in respect of Instruments of the Issuer and the Lessor, that (x) the User Contracts, Accounts, Contracts and Instruments, and the right, title and interest of the Issuer, the Lessor and the Manager on behalf of the Issuer and the Lessor in and under such User Contracts, Accounts, Contracts and Instruments, have been assigned to the Indenture Trustee, and (y) payments in respect of such User Contracts, Accounts, Contracts and Instruments shall be made directly to the ABS Lockbox Account for the benefit of the Indenture Trustee, and the Indenture Trustee (at the direction of the Requisite Global Majority), or such other Person specified pursuant to the terms hereof, may communicate with such Users and other Account Debtors, parties to such Contracts and obligors in respect of such Instruments to verify with such parties, to the Indenture Trustee’s and Requisite Global Majority’s satisfaction, the existence, amount and terms of such Accounts, Contracts and Instruments.  The Issuer shall direct the Indenture Trustee to give notice in writing to the Rating Agencies and the Back-up Manager of any such Manager Default. Notwithstanding anything contained herein to the contrary, this Agreement shall continue in full force and effect with respect to each Owner Compressor, and the Manager shall continue to manage such Owner Compressors pursuant to the terms and conditions of this Agreement, until the Management Replacement Date.
     12.3 Appointment of Back-up Manager or Replacement Manager.  Upon the appointment of the Back-Up Manager or other Replacement Manager as the Manager, the Manager shall cooperate with the Issuer or their assignees, the Indenture Trustee and each Series Enhancer in transferring to the Back-up Manager or other Replacement Manager the management of the Owner Compressors, including, but not limited to, making available all books and records (including data contained in the Manager’s computer) pertaining to such Owner Compressors, providing access to, and cooperating in the transfer of, information pertaining to such Owner Compressors from the Manager’s computer system to the Back-up Manager’s, other Replacement Manager’s or its designee’s system, and taking any other action as may be reasonably requested by the Issuer or its assignee to ensure the orderly assumption of management of such Owner Compressors by the Back-up Manager or other Replacement Manager.  Notwithstanding the foregoing, in no event shall the Manager be required to, and the Deal Agent shall not, deliver or disclose to any Replacement Manager any information, data, document or agreement which is proprietary to the Manager and not relevant to the duties of such Replacement Manager.
     12.4 Rights of User.  In no event shall the Manager be required to act in any manner inconsistent with the rights of any User under any User Contract to which an Owner Compressor is then subject.
     12.5 Termination.  Termination of this Agreement with respect to any Manager shall be without prejudice to the rights and obligations of the parties which have accrued prior to such termination; provided, however, that any amount then due to the Manager shall be reduced by the reasonable and necessary out-of-pocket costs incurred by the Issuer (excluding Management Fees and any other costs incurred within the ordinary scope of management and operation of the Owner Compressors that are no longer subject to this Agreement) in connection with the removal and replacement of the Manager as the manager of the Owner Compressors; provided, further, however, that all obligations of the parties hereto to pay any fees to the then current Manager hereunder shall cease upon the occurrence of the Management Replacement Date with respect to such Manager (other than fees accrued through such Management Replacement Date).
     12.6 Issuer’s Duties.  The Issuer shall give notice to the Rating Agencies, if any, in the event of a removal or replacement of the Manager or a termination of this Agreement.
13. NO PARTNERSHIP
     The parties hereto also expressly recognize and acknowledge that this Agreement is not intended to create a partnership, joint venture or other entity among any of the Issuer and the Manager, and is intended only to provide a sharing of specified income and expenses attributable to operating, maintaining and managing the Owner Compressors and providing contract compression services pursuant to the User Contracts.

14. NO FORCE MAJEURE
     The Issuer’s, the Lessor’s and the Manager’s obligations under this Agreement are unconditional and shall not be subject to suspension, delay or interruption on account of the occurrence of any event, whether or not such event is beyond its control.
15. CURRENCY/BUSINESS DAY
     15.1 US Currency.  All sums payable under this Agreement shall be paid in US Dollars.
     15.2 Payment Date.  Notwithstanding anything to the contrary contained herein, if any date on which a payment becomes due hereunder is not a Business Day, then such payment may be made on the next succeeding Business Day with the same force and effect as if made on such scheduled date.
16. INDEMNIFICATION
     16.1 Issuer.  The Issuer shall defend, indemnify and hold the Manager (and the Back-up Manager or any Replacement Manager, after a Management Replacement Date) harmless from and against any and all Claims incurred by or asserted against the Manager to the extent resulting or arising from the Issuer’s failure to comply with or perform its obligations under this Agreement, except for Claims which arise out of the Manager’s willful misconduct, negligence or failure to comply with or perform its obligations under this Agreement.  The Manager subordinates its claims against the Issuer under this Section 16.1 to all claims which have priority in payment under Sections 302(d) and (e) of the Indenture, and further agrees that any such claims shall (i) be non-recourse to the Issuer, (ii) only be payable at the times and in the amounts for which funds are available for such purpose pursuant to Sections 302(d) and (e) of the Indenture and (iii) not constitute a “claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer.
     16.2 EXLP.  EXLP agrees to, and hereby does, indemnify and hold harmless each Entitled Party and their respective officers, directors, employees and agents (each of the foregoing, an “MA Indemnified Party”) against any and all “Claims” (as defined in the Bankruptcy Code) (including costs of defense and legal fees and expenses) which may be incurred or suffered by such MA Indemnified Party (except to the extent caused by the gross negligence or willful misconduct of such MA Indemnified Party) as a result of claims, actions, suits or judgments asserted or imposed against such MA Indemnified Party and arising out of (i) any action or inaction by the Manager (including the Back-up Manager or any Replacement Manager) that is contrary to the terms of this Agreement, (ii) a material breach by the Manager (including the Back-up Manager or any Replacement Manager) of its representations and covenants set forth in this Agreement, (iii) any information certified in any schedule or report delivered by the Manager (including the Back-up Manager or any Replacement Manager), being untrue in any material respect as of the date of such certification, or (iv) the use or operation of the Owner Compressors; provided that the foregoing indemnity shall in no way be deemed to impose on EXLP any obligation to reimburse an MA Indemnified Party for losses arising solely from the financial inability of the related User with respect to a User Contract to make contract and other service-related payments.

     16.3 Survival.  The obligations of EXLP (or any EXLP Affiliate acting as the Manager) and the Issuer under this Section 16 shall survive the resignation or removal of the Manager and the termination of this Agreement.
17. NO BANKRUPTCY PETITION AGAINST THE ISSUER OR THE LESSOR
     Neither the Manager nor any Replacement Manager will, prior to the date that is one (1) year and one (1) day after the payment in full of all Outstanding Obligations, institute against the Issuer, or join any other Person in instituting an Insolvency Proceeding against the Issuer or the Lessor. This Section 17 shall survive the termination of this Agreement.
18. REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE LESSOR
     Each of the Issuer and the Lessor hereby makes the following representations and warranties for the benefit of each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).
     18.1 Organization and Good Standing.  It is duly organized, validly existing and in good standing, under the laws of the State of Delaware with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and does not conduct business under any other name.
     18.2 Due Qualification.  It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Manager hereunder.
     18.3 Power and Authority.  It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms.  The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.
     18.4 Enforceable Obligations.  This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     18.5 No Violation.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Issuer or the Lessor is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Issuer or the Lessor or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the

Issuer or the Lessor is a party or by which it or its property or any assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any Applicable Law applicable to the Issuer or the Lessor.
     18.6 No Proceedings or Injunctions.  There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.
     18.7 Compliance with Law.  It:
     (i) is not in violation of any Applicable Laws to which it is subject, the violation of which could reasonably be expected to materially and adversely affect the ability of the Issuer or the Lessor to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;
     (ii) has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and
     (iii) is not in violation in any respect of any term of its Organizational Documents or any agreement (including any User Contract) or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Issuer or the Lessor individually or the Issuer and its Subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;
     18.8 Principal Place of Business; Operations in the United States.  The principal place of business and chief executive office of  the Issuer and of the Lessor is at 16666 Northchase Drive, Houston, Texas 77060 and has been maintained at such address since its formation.
     18.9 Approvals.  All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.
     18.10 Governmental Consent.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approvals and authorizations that have been obtained, and all filings, registrations and qualifications that have been made, on or prior to the Closing Date.
     18.11 Ordinary Course.  The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.
     18.12 Taxes.  It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by the Issuer or the Lessor.  All Taxes against the Issuer or the Lessor or their property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Issuer or the Lessor or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against the Issuer or the Lessor or their property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.
19. REPRESENTATIONS AND WARRANTIES OF THE MANAGER
     The Manager hereby makes the following representations and warranties for the benefit of each Entitled Party, which representations and warranties are made as of the Closing Date (unless otherwise indicated).
     19.1 Organization and Good Standing.  It is duly organized, validly existing and in good standing and in compliance under the laws of its State of organization, with the requisite power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, had at all relevant times, and now has, power, authority, and legal right to perform its obligations under this Agreement, and does not conduct business under any other name.
     19.2 Due Qualification.  It is qualified to transact business in each jurisdiction and has obtained all necessary licenses and approvals as required under Applicable Law, in each case, where the failure to be so qualified, licensed or approved, could reasonably be expected to materially and adversely affect (x) its ability to perform its obligations under and comply with the terms of this Agreement or (y) the rights and remedies of the Issuer hereunder.
     19.3 Power and Authority.  It has the requisite power and authority to execute and deliver this Agreement and to carry out its terms.  The execution, delivery, and performance of this Agreement by it and all of its obligations hereunder has been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by it.
     19.4 Enforceable Obligations.  This Agreement, when duly executed and delivered by it, will constitute a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms subject as to enforceability to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     19.5 No Violation.  The execution and delivery of this Agreement and the consummation of the transactions contemplated by and the fulfillment of the terms of this Agreement and the Related Documents to which the Manager is a party will not contravene or conflict with any of the terms and provisions of, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, the certificate of incorporation and by-laws of the Manager, or any material term of any indenture, agreement, mortgage, deed of trust, or other instrument to which the Manager is a party or by which it or its property or assets is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust, or other instrument, other than this Agreement and the Indenture, or violate any Applicable Law applicable to the Manager.
     19.6 No Proceedings or Injunctions.  There are (i) no litigations, proceedings or investigations pending, or, to its knowledge, threatened, before any court, regulatory body, administrative agency, or other tribunal or Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the performance of its obligations under, or the validity or enforceability of, this Agreement and (ii) no injunctions, writs, restraining orders or other orders in effect against it that would adversely affect its ability to perform under this Agreement.
     19.7 Compliance with Law.
     The Manager:
     (i) is not in violation of any Applicable Laws to which it is subject, the violation of which could reasonably be expected to materially and adversely affect the ability of the Manager to perform its obligations under and comply with the terms of this Agreement and any other Related Document to which it is a party;
     (ii) has not failed to obtain any licenses, permits, franchises or other governmental authorizations which failure could reasonably be expected to materially and adversely affect the ownership of its property or the conduct of its business including, without limitation, with respect to transactions contemplated by this Agreement and the other Related Documents to which it is a party; and
     (iii) is not in violation in any respect of any term of any agreement (including any User Contract), certificate of incorporation, by-law or other instrument to which it is a party or by which it may be bound, which violation, individually or in the aggregate, could reasonably be expected to materially and adversely affect the business or condition (financial or otherwise) of the Manager individually, or the Manager and its Subsidiaries taken as a whole, or the interest of the Noteholders or any Series Enhancer in any Contributed Asset;
     19.8 Principal Place of Business; Operations in the United States.  Its principal place of business and chief executive office is at 16666 Northchase Drive, Houston, Texas 77060 and has

been maintained at such address or formerly at 4444 Brittmoore Road, Houston, Texas 77041 since its formation.
     19.9 Approvals.  All approvals, authorizations, consents, orders or other actions of any Person required to be obtained by it in connection with the execution and delivery of this Agreement have been or will be taken or obtained on or prior to the Closing Date.
     19.10 Governmental Consent.  No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority is or will be necessary or required on its part in connection with the execution and delivery of this Agreement, except for any such consents, approvals and authorizations that have been obtained, and all filings, registrations and qualifications that have been made, on or prior to the Closing Date.
     19.11 Ordinary Course.  The transactions contemplated by this Agreement are being consummated in furtherance of its ordinary business purposes and constitute a practical and reasonable course of action by it designed to improve its financial position, with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.
     19.12 Identification Marks.  The Manager shall use its best efforts to cause, within one ninety (90) days after the Closing Date, and at all times thereafter, to be affixed and shall keep and maintain, prominently displayed on each Owner Compressor acquired by the Issuer or the Lessor on the Closing Date or thereafter, a sticker with the phrase “This Equipment is owned by Exterran or an Affiliated Company and is subject to a security interest in favor of a financial institution and a sale or other disposition of this Equipment may violate the rights of such financial institution. For more information, call Vice President Finance and Treasury at 281-836-7000, with appropriate changes thereto specified by the Requisite Global Majority as may be required by Applicable Law in order to provide notice that the Owner Compressors serve as collateral for a financing arrangement. The Manager shall not allow any inconsistent sticker on any of the Owner Compressors.
     19.13 Taxes.  It has filed or caused to be filed all tax returns which, to its knowledge, are required to be filed by the Manager.  All Taxes against the Manager or any of its property which have become due have been paid (other than any amount of Taxes the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the  Manager or other appropriate provisions therefor as may be required by GAAP have been made), and no tax Lien other than as would constitute a Permitted Encumbrance has been filed against the Manager or its property and, to its knowledge, no Claim is being asserted, with respect to any such Taxes.
     19.14 Omnibus Agreement. A true, complete and correct copy of the Omnibus Agreement is attached as Schedule 19.14 hereto.
20. GENERAL
     20.1 Notices. All demands, notices and communications hereunder shall be made in writing, personally delivered, by e-mail or by facsimile, or sent by internationally recognized overnight courier service, to the following addresses and facsimile numbers:

To the Manager:

EXTERRAN PARTNERS, L.P. 16666 Northchase Drive Houston, Texas 77060
Telephone:	(281) 836-7895
Facsimile:	(281) 836-8895
Attention:	David S. Miller
Email:	David.Miller@exterran.com

With a
copy to:	Dave Edelmaier
Telephone: (281) 836-7106
Facsimile: (281) 836-8106
Email: Dave.Edelmaier@exterran.com

To the Issuer:

EXLP ABS 2009 LLC 16666 Northchase Drive Houston, Texas 77060
Telephone:	(281) 836-7895
Facsimile:	(281) 836-8895
Attention:	David S. Miller
Email:	David.Miller@exterran.com

With a
copy to:	Dave Edelmaier
Telephone: (281) 836-7106
Facsimile: (281) 836-8106
Email: Dave.Edelmaier@exterran.com

To the Lessor:

EXLP ABS Leasing 2009 LLC 16666 Northchase Drive Houston, Texas 77060
Telephone:	(281) 836-7895
Facsimile:	(281) 836-8895
Attention:	David S. Miller
Email:	David.Miller@exterran.com

With a
copy to:	Dave Edelmaier
Telephone: (281) 836-7106
Facsimile: (281) 836-8106
Email: Dave.Edelmaier@exterran.com

To the Indenture Trustee:

Wells Fargo Bank, National Association MAC N9311-161 Sixth Street and Marquette Avenue Minneapolis, MN 55479
Telephone:	(612) 667-8058
Facsimile:	(612) 667-3464
Attention:	Corporate Trust Services — Asset-Backed Administration
Email:	chad.d.schafer@wellsfargo.com

To the Deal Agent:

Wells Fargo Securities, LLC Commercial Operating Asset Finance 301 S. College St., Mailcode: NC0174 Charlotte, North Carolina 28288
Telephone:	(704) 383-9664
Facsimile:	(704) 374-3254
Attention:	Michael Metallo
Email:	michael.metallo@wachovia.com

If there is an Event of Default under Section 12 hereof, then:

To the Back-up Manager:

Caterpillar Inc. 100 NE Adams Street Peoria, Illinois 61629
Telephone:	(309) 675-1000
Facsimile:	(309) 675-6620
Attention:	General Counsel

To each Rating Agency:

At the address as set forth in the related Supplement

To the Indenture Trustee, as Intercreditor Collateral Agent under the Intercreditor Agreement:

At the address set forth above
Notice shall be effective and deemed received (a) two days after being delivered to the courier service, if sent by courier, (b) upon receipt of confirmation of transmission, if sent by telecopy or e-mail, or (c) when delivered, if delivered by hand. Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with these provisions for giving notice and by otherwise complying with any applicable terms of this Agreement.
     20.2 Attorneys’ Fees.  If any proceeding is brought for enforcement of this Agreement or because of an alleged dispute, breach or default in connection with any provision of this Agreement, the prevailing party shall be entitled to recover, in addition to other relief to which it may be entitled, reasonable attorneys’ fees and other costs incurred in connection therewith.
     20.3 Further Assurances. Each of the Issuer, the Lessor and the Manager agrees to do such further acts and things and to execute and deliver such additional assignments, agreements, powers and instruments as are reasonably required to carry into effect the purposes of this Agreement.
     20.4 Severability.  If any provision of this Agreement is held to be in conflict with any applicable statute or rule of law or is otherwise held to be unenforceable for any reason whatsoever, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses or Sections of this Agreement shall not affect the remaining portions of this Agreement, or any part thereof.
     20.5 Assignability and Successors.  This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the Issuer (for its own account and on behalf of the Lessor) and the Manager, and their respective successors in interest or permitted assigns; provided, however, that:  (a) except as provided in Section 2.5(a), this Agreement and the rights and duties of the Manager hereunder may not be assigned by the Manager to any other Person, without the prior written consent of the Issuer, the Indenture Trustee and the Requisite Global Majority; and (b) the Issuer and the Lessor may charge, assign, pledge or hypothecate their rights (but not their obligations) under this Agreement pursuant to the Related Documents.  The Manager hereby acknowledges that the Issuer and the Lessor will assign all of their rights, title and interest under this Agreement to the Indenture Trustee, and that each Series Enhancer will be a beneficiary of such assignments, and agrees that each such assignee and beneficiary shall be express third party beneficiaries of this Agreement and shall be entitled to enforce the rights and obligations hereunder as though it were a party hereto.  Each party hereto agrees that, if the Indenture Trustee shall fail to act hereunder as directed by the Requisite Global Majority at any time at which it is so required hereby or by any other Related Document, then the Requisite Global Majority shall be entitled to directly enforce the provisions of this Agreement or take any such action directly in its own capacity or on behalf of the Indenture Trustee in accordance with the terms of this Agreement and, in the event any party receives instructions from both the Indenture Trustee and the Requisite Global Majority, such party may act on and rely upon the instructions from the Requisite Global Majority. The Manager hereby consents to such assignments.  The Manager shall give the Rating Agencies, if any, prior notice of any assignment of the Manager’s rights or obligations hereunder effected pursuant to this Section 20.5.
     20.6 Waiver.  Waiver of any term or condition of this Agreement (including any extension of time required for performance) shall be effective only if in writing and shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.
     20.7 Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
     20.8 Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
     20.9 Counterparts; Electronic Mail. (i) This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. (ii) Any signature required with respect to this Agreement may be provided via electronic mail or facsimile, provided that any delivery by electronic mail shall be effective only if transmitted in .pdf format, .tif format or other format in which the text is not readily modifiable by any recipient thereof.. A signature provided via electronic mail or facsimile shall be deemed to be the same, and have the same legal effect, validity, and enforceability, as an original signature.
     20.10 Entire Agreement; Amendments.  This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and may not be amended or modified except by an instrument in writing signed by the parties hereto and approved by the Requisite Global Majority. The Manager shall send prior notice of any amendment or modification to the Rating Agencies, if applicable.
     20.11 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW, THAT WOULD RESULT IN APPLICATION OF LAWS OTHER THAN NEW YORK, AND THE RIGHTS, OBLIGATIONS AND REMEDIES OF THE PARTIES HERETO SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     20.12 CONSENT TO JURISDICTION. ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE MANAGER, THE ISSUER OR THE LESSOR (HEREAFTER IN THIS SECTION, COLLECTIVELY, THE “CONSENTING PARTIES”), ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE STATE OF NEW YORK AND EACH OF THE CONSENTING PARTIES HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS AGREEMENT, EACH OF THE CONSENTING PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH OF THE CONSENTING PARTIES HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION SYSTEM HAVING AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NEW YORK 10011, ITS TRUE AND LAWFUL

ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF ACCEPTING SERVICE OF LEGAL PROCESS AND EACH OF THE CONSENTING PARTIES AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON. EACH OF THE CONSENTING PARTIES SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS AGREEMENT AND THE INDENTURE SHALL HAVE BEEN PAID IN FULL. IF SUCH AGENT SHALL CEASE TO SO ACT FOR ANY OF THE CONSENTING PARTIES, SUCH PARTY SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT. EACH OF THE CONSENTING PARTIES HEREBY CONSENTS TO SERVICE OF PROCESS BY REGISTERED MAIL, FEDERAL EXPRESS OR SIMILAR COURIER SERVICE AT THE ADDRESS AT WHICH NOTICES ARE TO BE GIVEN, IT BEING AGREED THAT SERVICE IN SUCH MANNER SHALL CONSTITUTE VALID SERVICE UPON SUCH PARTY AND ITS SUCCESSORS AND ASSIGNS IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY SUCH PARTY OR ITS SUCCESSORS AND ASSIGNS TO SERVICE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
     20.13 Waiver of Immunity.  To the extent that any party hereto or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal actions, suits or proceedings, from set-off or counterclaim, from the jurisdiction or judgment of any competent court, from service of process, from execution of a judgment, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, such party, for itself and its successors and assigns and its property, does hereby irrevocably and unconditionally waive, and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities, or any other matter under or arising out of or in connection with this Agreement, the other Related Documents or the subject matter hereof or thereof, subject, in each case, to the provisions of the Related Documents and mandatory requirements of Applicable Law.
     20.14 Judgment Currency. The parties hereto (A) acknowledge that the matters contemplated by this Agreement are part of a financing transaction and (B) hereby agree that (i) specification and payment of US Dollars is of the essence, (ii) US Dollars shall be the currency of account in the case of all obligations under the Related Documents unless otherwise expressly provided herein or therein, (iii) the payment obligations of the parties under the Related Documents shall not be discharged by an amount paid in a currency or in a place other than that specified with respect to such obligations, whether pursuant to a judgment or otherwise, except to the extent actually received by the Person entitled thereto and converted into US Dollars by such Person (it being understood and agreed that, if any transaction party shall so receive an amount in a currency other than US Dollars, it shall (A) if it is not the Person entitled to receive payment, promptly return the same (in the currency in which received) to the Person from whom it was received or (B) if it is the Person entitled to receive payment, either, in its sole discretion, (x) promptly return the same (in the currency in which received) to the Person from whom it was received or (y) subject to reasonable commercial practices, promptly cause the conversion of the same into US Dollars, (iv) to the extent that the amount so paid on prompt conversion to US Dollars under normal commercial practices does not yield the requisite amount of US Dollars, the obligee of such payment shall have a separate cause of action against the party obligated to make the relevant payment for the additional amount necessary to yield the amount due and owing under the Related Documents, (v) if, for the purpose of obtaining a judgment in any court with respect to any obligation under any of the Related Documents, it shall be necessary to convert to any other currency any amount in US Dollars due thereunder and a change shall occur between the rate of exchange applied in making such conversion and the rate of exchange prevailing on the date of payment of such judgment, the obligor in respect of such obligation will pay such additional amounts (if any) as may be necessary to insure that the amount paid on the date of payment is the amount in such other currency which, when converted into US Dollars and transferred to New York City, New York, in accordance with normal banking procedures, will result in realization of the amount then due in US Dollars and (vi) any amount due under this paragraph shall be due as a separate debt and shall not be affected by or merged into any judgment being obtained for any other sum due under or in respect of the Related Documents. In no event, however, shall the respective judgment debtor be required to pay a larger amount in such other currency, at the rate of exchange in effect on the date of payment than the amount of US Dollars stated to be due under the respective Related Document, so that in any event the obligations of the respective judgment debtor under the Related Document will be effectively maintained as US Dollar obligations.
     20.15 Limitation on Payment.  Any amounts payable by the Issuer hereunder are contingent upon the availability of funds to make such payment in accordance with the provisions of the Indenture, to the extent such funds are available, and shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer.
     20.16 Rights of Series Enhancer.  All of the rights and privileges (but not duties or obligations) granted to the Series Enhancer of a Series of Notes hereunder or under any other Related Document shall vest in the Deal Agent for such Series of Notes so long as (i) such Series of Notes does not have the benefit of an Enhancement Agreement, or (ii) if such Series of Notes has the benefit of an Enhancement Agreement, a Series Enhancer Default has occurred and is continuing.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK –
SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXTERRAN PARTNERS, L.P.

By:	EXLP GENERAL PARTNER, L.P., its general partner

By:	EXLP GP, LLC, its general partner

By:	/s/ David S. Miller
Name:	David S. Miller
Title:	Vice President and Chief Financial Officer

EXLP ABS 2009 LLC, a Delaware LLC

By: Name:	/s/ David S. Miller David S. Miller
Title:	Vice President and Chief Financial Officer

EXLP ABS LEASING 2009 LLC, a Delaware LLC

By: Name:	/s/ David S. Miller David S. Miller
Title:	Vice President and Chief Financial Officer
Management Agreement

Acknowledged and Agreed by:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Indenture Trustee

By: Name:	/s/ Melissa Philibert Melissa Philibert
Title:	Vice President
Management Agreement

EXHIBIT “A”
FORM OF ASSET BASE CERTIFICATE
[SEE FORM DISTRIBUTED BY EXTERRAN]
Management Agreement

EXHIBIT “B”
CREDIT AND COLLECTION POLICY
[SEE FORM DISTRIBUTED BY EXTERRAN]

EXHIBIT “C”
FORM OF MANAGER REPORT
[SEE FORM DISTRIBUTED BY EXTERRAN]

EXHIBIT “D”
OVERHAUL POLICY
[SEE FORM DISTRIBUTED BY EXTERRAN]

D-1

Schedule 5.7(a)

Exterran Global Insurance
Program
October 2009
Coverage	Insurer	Limits/	Sub-Limits
General Liability	AIU	1,000,000
Umbrella Liability	AIU	25,000,000

Property	Ace (Starr Tech)	100,000,000
Earthquake		50,000,000	sub-limit
Calif. Earthquake		5,000,000	sub-limit
Flood		50,000,000	sub-limit
Flood (Zones A&V)		5,000,000	sub-limit
Windstorm		50,000,000	sub-limit
Business Interruption		15,000,000	sub-limit
Inland Transit		5,000,000	sub-limit
Rental Equipment		5,000,000	sub-limit
Newly Acquired Property		15,000,000	sub-limit

D-1

Schedule 19.14
COPY OF OMNIBUS AGREEMENT
[SEE COPY DISTRIBUTED BY EXTERRAN]